EXHIBIT 10.1

NET PROFITS INTEREST BONUS PLAN

As Amended and Restated by the Board of Directors on July 19, 2007

The Net Profits Interest Bonus Plan (the “Plan”) of St. Mary Land & Exploration Company shall function as follows:

1.          Annual Designation of Participation. Each year the Board of Directors of the Company shall designate the key employees of the Company eligible to participate in the Plan with respect to that calendar year. It is anticipated that such participants shall be more senior employees and fewer in number than the designated participants in the Company’s Cash Bonus Plan.

2. Determination of Aggregate Net Profits Interest Benefit. Participants in the Plan shall receive a net profits interest in the Company’s interest in oil and gas wells completed, plugged or abandoned or acquired by the Company (a “Pool”) during the calendar year (the “Plan Year”). The aggregate amount of such net profits interest of all participants for such Plan Year shall be ten percent which interest shall apply after recovery by the Company from such wells of one hundred percent of all costs and expenses incurred by it with respect thereto, including but not limited to land, geological and geophysical costs but excluding (except as described in paragraph 5 below) interest, and such net profits interest shall increase to an aggregate of twenty percent from and after such time as the Company has recovered two hundred percent of all such costs and expenses incurred by it with respect to such wells, including prior compensation expenses resulting from application of the Plan at the preceding ten percent interest level. For purposes of the foregoing calculations, such wells shall be accounted for as a single pool (effective January 1, 1999 except as described in paragraph 5 below). In determining net profits, any recompletion, workover or similar expenditures for wells shall be charged against the revenues of such wells, as well as direct lease operating expenses, production taxes and overhead as determined solely by COPAS charges in the relative areas.

3. Allocation of Net Profits Interest Among Participants. Each key employee participating in the Plan with respect to a Plan Year shall be allocated a portion of the net profits interest for such Plan Year in proportion to his or her weighted base salary received during such Year relative to the weighted base salary received by all participants during such Plan Year, adjusted for a performance factor. The weighted base salary of the President and of the Executive Vice~~-~~ Presidents of the Company shall be one hundred percent of their base salaries received during such Plan Year and of all other participants shall be two-thirds thereof; provided, however, that a reduced participation rate may be established by the Board of Directors for certain key employees whose duties involve them in only a portion of the Company’s activities.

4.          Payout Limit. The total amount payable to an employee participating in the Plan attributable to a Pool established with respect to the Plan Year 2006 and any subsequent Plan Year shall not exceed three times such participant’s base salary for the Plan Year for which the Pool was established, proportionately reduced to the extent the factor used in calculating the weighted base salary is less than two-thirds (with such limitation referred to herein as the “Payout Limitation”). For example, if the factor used for calculating a participant’s weighted base salary is one-third, then the limitation would be 50% of the participant’s salary (i.e. one-third divided by two-thirds). With respect to each Multi-Year Pool established in the Plan Year 2006 or a later Plan Year, the Board of Directors shall specify appropriate limitations so that, taking into account the Pool for the Plan Year and that portion of a Multi-Year Pool allocated to such Plan Year, the aggregate amount payable to any employee for such Plan Year is limited to three times such participant’s weighted base salary. Once a participant’s payments with respect to a Pool have reached the limit, any additional amounts that would otherwise be payable to such participant shall be retained by the Company.

5.          Multi-Year Projects; Separate Pool. The Board of Directors, in its discretion, may consider a significant acquisition or a multi-year project to be accounted for as a separate pool (a “Multi-Year Pool”) with respect to the Plan as follows:

(a) If the total costs incurred is greater than 75% of the average annual aggregate cost during the current year and the preceding two calendar years, the net profits interest of the participants with respect to such large acquisition or multi-year project shall be a portion of the ten percent and twenty percent amounts set forth in paragraph 2 above equal to such percentages multiplied by a fraction of which the numerator is 75 percent and the denominator is the percentage which the cost of such acquisition or multi-year project is of the average annual aggregate costs expended by the Company for all other oil and gas wells during such year and during the preceding two calendar years (but exclusive of the foregoing and any other projects designated as separate pools); and

(b) Recovery of the Company’s costs of such large acquisition or multi-year project shall include interest thereon calculated at the prime rate in effect from time to time;

(c) Notwithstanding the provisions of paragraph 3 above, participants in the Plan with respect to such Multi-Year Pool shall be allocated a portion of the net profits interest with respect thereto based upon their weighted base salaries for the calendar year such significant acquisition or multi-year project was completed or closed. The net profits interest in a multi-year project shall be allocated among the participants in the Plan for the calendar years in which the costs for such project are incurred until the project is deemed to be substantially complete on the basis of their weighted base salaries during such years;

(d) A transaction in which the Company acquires another company, or is acquired or merges, or otherwise acquires what is considered by the Compensation Committee of the Board of Directors of the Company another oil and gas business (in which event the Compensation Committee shall determine what other incentive compensation is appropriate, if any), as contrasted with what is considered a more customary acquisition of oil and gas properties, shall not constitute the acquisition of an oil and gas well project subject to the Plan.

6.          Vesting. For all Pools with respect to Plan Years prior to 2006, the right to a portion of a net profits interest of a participant in the Pool shall vest in full in such participant on December 31 of the calendar year for which his or her participation is designated, provided that the participant’s employment by the Company did not terminate prior to that date for reasons other than disability (as defined below), retirement on or after attaining age 65 or death. Termination of a participant’s employment subsequent to that date shall not affect his or her right to such net profits interest. Commencing with Pools (including Multi-Year Pools) for the 2006 Plan Year and for Pools for all subsequent Plan Years, the right to a portion of a net profits interest of a participant in the Pool for a Plan Year shall vest one-third (33 1/3%) in such participant on December 31 of the calendar year for which his or her participation is designated for such Pool; two-thirds (66 2/3%) on the next following December 31 and shall be fully vested on the second following December 31 (each such date is referred to herein as a “Vesting Date”) provided that the participant’s employment by the Company does not terminate prior to each Vesting Date for reasons other than disability, retirement on or after attaining age 65 or death. If the participant’s employment with the Company terminates prior to a Vesting Date other than for reasons of disability, retirement on or after attaining age 65 or death, the participant shall forfeit any portion of such participant’s interest in a Pool that is not vested and the Payout Limitation shall be reduced in proportion to the portion of the participant’s interest that is forfeited. If a participant’s employment with the Company terminates as a result of disability, retirement on or after attaining age 65 or death, and on such date the participant is not fully vested, the participant (or the participant’s successor in interest) shall vest in accordance with the foregoing vesting schedule. Termination of a participant’s employment for any reason subsequent to a Vesting Date shall not affect his or her right to the vested portion of the net profits interests. If a payment to a participant under this Plan with respect to any Pool would occur prior to the time the participant is 100% vested in the particular Pool (but before the participant has incurred a forfeiture of any portion of the participant’s interest in such pool), the Company shall make only that percentage of a payment with respect to the Pool for which the participant is vested. Unless the participant terminates employment other than as a result of disability, retirement on or after attaining age 65 or death and prior to full vesting (in which case, upon termination any unvested amounts retained by the Company shall be forfeited), the Company shall pay the balance of any amount held by the Company for which the participant was not vested when payment was made no later than 2 ½ months following the close of the Plan Year in which such participant becomes fully vested in such Pool, and, for all Pools with respect to Plan Years after 2006, no later than 2 ½ months following the close of the Plan Year in which such participant becomes vested in an additional amount in such Pool. For purposes of this section, disability shall mean a physical or mental infirmity which impairs the employee’s ability to substantially perform his employment duties with the Company on a full-time basis for a period of 120 consecutive business days, and the employee has not returned to full-time performance of his employment duties within 30 days after notice by the Company of its intention to terminate employment of the employee as a result thereof.

7.          Pool Payments Not Compensation for Other Purposes. Allocations or payments to participants under the Plan shall not be deemed to constitute compensation of any nature for purposes of any other compensation, retirement or other benefit plan of the Company. To the extent that any such other plan contains provisions contrary to the foregoing sentence, such other plan shall be deemed to be amended to conform to the foregoing sentence.

8.          No Ownership of Underlying Assets. Net profits interests allocated under the Plan shall not constitute for the participants therein the ownership of real property interests in the mineral properties of the Company. Rather such net profits interests shall constitute solely a right to receive payments from the Company, or from a fund or trust established by the Company for that purpose, the amount of which shall be determined by such net profits interests and the Plan.

9.          Timing of Payments. Payments to participants under the Plan shall be made annually, or more frequently as determined by the Board of Directors. Pursuant to the transition provisions for Section 409A of the Internal Revenue Code of 1986 (the “Code”) under Internal Revenue Service Notice 2006-79, the Company, in its discretion, may allow a participant in the Plan to elect, on or before December 31, 2007, to change the time and form of payments due to such participant under the Plan with respect to Pools for Plan Years after 2004, provided that such election may not (i) change payments that would otherwise be payable under the Plan to such participant during 2007, or (ii) cause an amount to be paid to such participant in 2007 that otherwise would not be payable under the Plan to such participant in 2007.

The right to payments under the Plan shall not be subject to voluntary or involuntary assignment by any participant thereunder other than as follows:

(a)	upon death pursuant to:
	(i)	a will;
	(ii)	the laws of descent and distribution; or

(iii)                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                   a beneficiary designation form approved by the Company and executed by the participant which designates the persons or entities to receive, upon the participant’s death, the right to payments under the Plan which the participant had upon the participant’s death; or

(b) pursuant to a qualified domestic relations order, as defined under Section 414(p) of the Code, relating to the provision of child support, alimony payments, or marital property rights to a spouse, former spouse, child or other dependent of the participant.

The Company shall have the right to require that any recipient of payments under the Plan who is not an employee of the Company at the time of payment shall be responsible for the payment of all amounts required to satisfy all federal, state and local withholding taxes applicable to such recipient with respect to such payments under the Plan.

10. Termination Rights. With respect to Plan Years ending on or before December 31, 2004, the Company shall have the right, as provided under the terms of the Plan as in effect on October 3, 2004 and therefore subject to the grandfather provisions of Section 409A of the Code pursuant to Internal Revenue Service Notice 2005-1, at any time or from time to time to acquire the rights of all participants in any Plan Year if the participants holding no less than two-thirds of that Plan Year’s interests have agreed in writing to the terms and conditions of a buy-out of that Plan Year.

Pursuant to the limited cashout provisions of Section 1.409A-3(j)(4)(v) of the Treasury Regulations, the Company shall have the discretion to require a mandatory lump sum payment to a participant of amounts due under the Plan that do not exceed the then applicable dollar amount under Section 402(g)(1)(B) of the Code, provided that:

(a) any required exercise of discretion by the Company is evidenced in writing no later than the date of such payment; and

(b) The payment results in the termination and liquidation of the entirety of the participant’s interest under the Plan, including all agreements, methods, programs, or other arrangements with respect to which deferrals of compensation are treated as having been deferred under a single nonqualified deferred compensation plan under Section 1.409A-1(c)(2) of the Treasury Regulations.

The Company shall have the right at any time or from time to time to terminate and liquidate the Plan and acquire the rights of all participants in the Plan for their fair market values (reflecting the discounted present values of the payment of such purchase price) if the participants holding no less than two-thirds of the aggregate values of the interests in the Plan have agreed in writing to the terms and conditions of a buy-out and if:

(a) the termination and liquidation of the Plan does not occur proximate to a downturn in the financial health of the Company;

(b) the Company terminates and liquidates all arrangements sponsored by the Company that would be aggregated with this Plan under Section 409A of the Code;

(c) no payments in liquidation of the Plan are made within 12 months of the date the Company takes all necessary actions to irrevocably terminate and liquidate the Plan, other than payments that would be payable under the terms of the Plan if the action to terminate and liquidate the Plan had not occurred;

(d) all termination and liquidation payments are made within 24 months of the date the Company takes all necessary action to irrevocably terminate and liquidate the Plan; and

(e) the Company does not adopt any new plan or arrangement that would be aggregated with this Plan if any participant in this Plan would participate in such other plan or arrangement at any time within 3 years following the date the Company takes all necessary action to irrevocably terminate and liquidate the Plan.

11.        Change of Control Provision. Pursuant to the provisions of Section 409A(a)(2)(A)(v) of the Code and Section 1.409A-3(i)(5) of the Treasury Regulations and the following provisions of this Section 11, upon the occurrence of an objectively determinable change in the ownership of the Company, change in effective control of the Company, or change in the ownership of a substantial portion of the assets of the Company (as such events are defined in Section 1.409A-3(i)(5)(v) - (vii) of the Treasury Regulations), the Company shall be permitted to purchase the net profits interests of all of the participants in the Plan with respect to (i) all Plan Years from and after the Plan Year 2006, and (ii) the Plan Year 2005, subject to the consent of the participants in such Plan Year since such Plan Year was not subject to a change of control purchase provision when the Pool for such Plan Year was originally established. Any such purchase of interests shall be made by the Company pursuant to an irrevocable action taken by the Company within the 30 days preceding or the 12 months following the change of control event, payments for any such purchase shall be made within 12 months of the date of such irrevocable action, and in the event of any such purchase all agreements, methods, programs, and other arrangements sponsored by the Company immediately after the time of the change of control event with respect to which deferrals of compensation are treated as having been deferred under a single plan under Section 1.409A-1(c)(2) of the Treasury Regulations shall be terminated and liquidated.

The purchase prices of such net profits interests shall be their fair market values (reflecting the discounted present values of the payment of such purchase price) determined by good faith negotiations between the Company and representatives of the Plan, and such purchase prices shall be payable in cash promptly following their determination. Such representatives shall be (i) with respect to the Plan Years from and after the Plan Year 2006, the three participants who hold the three aggregate largest interests by total value in all affected Plan Years from and after the Plan Year 2006, as determined by the Company, and who are willing and able to serve in such capacity, and (ii) with respect to the Plan Year 2005, the three participants who hold the three largest interests by value in such Plan Year, as determined by the Company, and who are willing and able to serve in such capacity. The Company and such representatives may, at the expense of the Company, engage such consultants to assist with such determination as they may select. In the event that following a reasonable period of time the Company and such representatives are unable to reach agreement on such fair market values or any portion thereof, the determination of such fair market values shall be made by an independent party of recognized national stature with competence and experience with respect to the sale and purchase of interests in oil and gas properties and the valuation thereof. The above described determination shall be final, conclusive and binding on all participants in the Plan.

In making such determination of the purchase prices of the net profits interests set forth above, the Company and the representatives of the Plan, and the above described independent party if applicable, shall consider all facts and circumstances they deem to be reasonably relevant, including but not limited to the terms of the transaction constituting the applicable change of control event. The Company and the representatives of the Plan shall have no liability with respect to the above described determination except for gross negligence or willful neglect and such representatives shall be indemnified by the Company with respect to any claim arising out of such determination, and any expense associated therewith, including reasonable attorney’s fees, in the absence of gross negligence and willful neglect.

12. Interpretation of Plan. All matters with respect to the interpretation and application of the Plan shall be conclusively determined by the Compensation Committee of the Board of Directors of the Company.

13. Reservation of Right to Terminate or Amend. The Plan may be terminated or modified prospectively at any time by the Board of Directors, subject to the requirements of Section 10. Notwithstanding the foregoing, no payment of benefits shall be made to participants except to the extent otherwise provided herein. Nothing contained in the Plan shall constitute a contract, express or implied, or any other type of obligation with respect to the employment or the continued employment by the Company of any person.

14.        Section 409A Compliance. This Plan is intended in all respects to comply with the provisions of Section 409A of the Code and the Company shall interpret and administer the Plan in all respects in a manner consistent with such provisions. Amounts that were deferred and vested prior to January 1, 2005 are intended to be grandfathered and exempt from Section 409A pursuant to the terms of Internal Revenue Service Notice 2005-1. In accordance with Section 1.409A-3(j)(4)(vii) of the Treasury Regulations (or any subsequent corresponding provision of law), should there be a final determination that this Plan fails to meet the requirements of Section 409A and the regulations thereunder with respect to any participant, the Company may distribute to the participant an amount not to exceed the amount required to be included in income as a result of the failure to comply with the requirements of Section 409A and the regulations. Notwithstanding anything herein to the contrary, in the event of any payment to a “specified employee” as defined by Section 409A(a)(2)(B)(i) of the Code, any payment that would otherwise be made on account of such employee’s separation from service before the expiration of six months following the date of such separation shall be made on the first day following the expiration of six months from the date of separation of service.